EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. EVENT ATTRACTS WORLDWIDE ATTENTION WITH M-FUEL PRODUCT

Barrington, IL - October 21, 2009 - EcoloCap Solutions Inc. (OTCBB: ECOS), with its subsidiary Micro Bubble Technologies Inc. (MBT), today announced that it has garnered notable worldwide interest from existing and potential M-Fuel users in respect of its upcoming product showcase event.

The event, being held in Korea on November 18th, is scheduled to host representatives from four continents, with participation from more than a dozen companies hailing from the US, Canada, Korea, South Africa, Congo, Iceland, Serbia, Morocco, Israel, UAE, and India.

Michael Siegel, President of EcoloCap Solutions Inc. and CEO of Micro Bubble
Technologies Inc. stated:   'I am truly excited by the response M-Fuel has
generated from these international markets. Its universal compatibility with all diesel engines allows it to be easily implemented globally in a variety of applications including heavy equipment, transportation, and maritime. The utilization M-Fuel in these functions will save operators thousands of dollars per day in fuel costs and reduce particulate emission by up to 99%. I expect the initial usage for non-US markets will likely exceed more than 100 million liters per day.'

This event marks the first ever public unveiling of MBT's M-Fuel, and will feature the product demonstrated in a number of applications including, marine engines, diesel truck engines, boilers, and turbines. Attendees will have the opportunity following the event to negotiate and execute distribution and usage agreements with EcoloCap representatives.

Invitations to the event continue to be distributed and RSVP's will be accepted
up until November 1st.   Those interested in attending in person should send an
invitation request to IR@ecolocap.com. For interested parties unable to attend, videos and published test results will be made available electronically following the event. Requests to receive event materials, company updates, and product information should be sent to Info@ecolocap.com.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. ('MBT'), K-MBT Inc., and EcoloCap Solutions Inc. Canada are an integrated and complementary network of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy. Their portfolio of products and services include MBT's Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT's M-Fuel, an innovative suspension fuel for non-gasoline applications that surpasses all conventional fuels' costs and efficiencies, and EcoloCap Solutions Inc. Canada's comprehensive Carbon Credit Trading consultancy services. EcoloCap markets its products worldwide, directly and through agreements with distributors. For additional information, please visit the EcoloCap website, www.EcoloCap.com, or send an inquiry to Info@EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.